Exhibit 3.2

CERTIFICATE OF DOMESTICATION

OF

BROWNIE’S MARINE GROUP, INC.

The undersigned, Chief Executive Officer of Brownie’s Marine Group, Inc., (the “Corporation”), a foreign corporation, in accordance with Section 607.1801 of the Florida Statutes does hereby certify that:

1. The date on which Corporation was first incorporated was November 26, 2001;

2. The jurisdiction where the Corporation was first incorporated was Nevada;

3. The name of the Corporation immediately prior to the filing of this Certificate of Domestication was Brownie’s Marine Group, Inc.;

4. The name of the Corporation, as set forth in its Articles of Incorporation, to be filed pursuant to Sections 607.0120 and 607.0202 with this Certificate of Domestication is Brownie’s Marine Group, Inc.; and

5. The jurisdiction that constituted the principal place of business of the Corporation immediately prior to the filing of the Certificate of Domestication was Nevada.

IN WITNESS WHEREOF, for the purposes of domestication under the laws of the State of Florida the undersigned has executed these Articles of Incorporation this ____th day of ________________, 2015.

/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer